Exhibit 10.4

Titan Machinery Inc. Non-Employee Director Compensation Plan

Each non-employee director of Titan Machinery Inc. shall receive:

•                  an annual retainer of $12,000, payable quarterly;

•                  an annual grant of options to purchase a number of shares of common stock equal to $12,000, based upon the fair market value of the common stock on the date of grant, granted at the time of the annual meeting of stockholders; and

•                  reimbursement of reasonable expenses incurred in connection with their services as directors.